EXHIBIT 99.2

Contact:	Lillian Sharik
Lithium Technology Corporation
(610) 940-6090
info@lithiumtech.com

Lithium Technology Corporation Receives $4.7 Million

Order For Hybrid Bus Application

Plymouth Meeting, PA – February 25, 2008 — Lithium Technology Corporation (LTC) (OTC: LTHU), a leading manufacturer in the large rechargeable Lithium battery market, is pleased to announce the receipt of an order of approximately $4.7 million for hybrid bus application for a joint program with Kettering University and Transportation Techniques LLC (“TransTeq”).

“LTC is very pleased to be part of this outstanding team and the technology of choice for this hybrid bus project in Michigan,” commented Dr. Klaus Brandt, CEO of LTC. “Today we demonstrate our ability to supply large batteries that meet the most stringent demands and that are safe and reliable.”

Developing new drive train technologies as an alternative to the current diesel-powered buses is an important goal for the Mass Transportation Authority (MTA) of Flint, Michigan. Diesel-electric hybrids are receiving increased interest throughout the transit industry. Current hybrid buses provide approximately 15 to 20 percent improvement in fuel efficiency in the heavy-duty transit applications. TransTeq’s hybrid technology, which will utilize LTC’s batteries, also incorporates an enhanced set of control systems and more efficient components to provide an additional improvement of 15 to 20 percent. This equates to an overall improvement of up to 40 percent over standard diesel powered vehicles. Additionally, due to TransTeq’s patented control configuration, this bus also has the capability to operate in a zero emission mode. This is particularly important in select areas of cities where combustion engines are not or will not be allowed in the future. This bus can go into zero emission mode, run its route through the sensitive part of the city while running on energy from the batteries alone, and then turn on its engine and generator once it leaves the area.

The hybrid bus program is headed by Professor Mohamed El Sayed of Kettering University (formerly General Motors Institute). The MTA will provide the vehicles and facilities for carrying out the technology demonstration. The integration and the production of vehicles will be done by TransTeq and will be based on progress milestones. At a later stage, discussions will be held between Kettering University, Michigan based GR Investment Group (TransTeq’s parent company), and LTC for the production of the batteries in the State of Michigan. The success of this venture would create significant high-tech job opportunities within the state of Michigan.

“We went to great lengths to find the right partner and the right battery technology, and we believe we found these qualities within LTC,” commented Professor El Sayed. “This project is not only important to all the partners that participate, but most importantly to the health of all the inhabitants of large cities and the health of our planet.”

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“This project is part of our marketing efforts in the transportation market,” said Dr. Brandt. “Buses and trucks represent a huge market opportunity for us, and a significant stepping stone into the consumer vehicle market. Currently, we have several programs running in this market, of which this is one of them.”

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About Lithium Technology Corporation: Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 20 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

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